EXHIBIT 99.1

        AGGREGATE TOTALS FOR THE PERIOD JULY 9, 2003 TO DECEMBER 31, 2003



PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the Payment date occurring during the collection period:
Class A2: USD583,779,240
Class B1: USD 25,000,000

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD 3,909,840
Class B1: USD 225,354

Aggregate of Principal payments made in respect to each class of notes:
Class A2: USD 51,976,635
Class B1: USD 0

Aggregate Mortgage Principal Repayments received for the period:
Scheduled                   AUD 5,700,952
Unscheduled                 AUD 124,231,687

Aggregate of all redraws on housing loans:
AUD 47,458,189

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,116,367,308

Aggregate Income of the trust for the period:        AUD 36,215,951
Aggregate Expenses of the trust for the period:      AUD 31,835,098

Interest rates for the period:

Class A2 Notes(average):   1.4050%
Class B1: Notes (average) 1.9050%

Delinquency and loss statistics with respect to the housing loans:

Loss:                 Nil
Delinquency:          0-29 days        1.88%
                      30 -59 days      0.42%
                      60+ days         0.22%